Free Writing Prospectus pursuant to Rule 433 dated March 11, 2024 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Contingent Income Callable Securities Based on the Value of the S&P 500® Index due March 30, 2034

The Contingent Income Callable Securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated March 8, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		December 28, 2026	January 4, 2027
		March 25, 2027	March 31, 2027
		June 25, 2027	June 30, 2027
		September 27, 2027	September 30, 2027
		December 27, 2027	December 30, 2027
		March 27, 2028	March 30, 2028
KEY TERMS		June 26, 2028	June 29, 2028
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	September 25, 2028	September 28, 2028
Underlying index:	S&P 500® Index (Bloomberg Symbol “SPX Index”)	December 26, 2028	January 2, 2029
Pricing date:	expected to price on or about March 25, 2024	March 26, 2029	March 29, 2029
Original issue date:	expected to be March 28, 2024	June 25, 2029	June 28, 2029
Coupon observation dates:	as set forth under “Coupon observation dates” below	September 25, 2029	September 28, 2029
Coupon payment dates:	as set forth under “Coupon payment dates” below	December 26, 2029	January 2, 2030
Valuation date:	the last coupon observation date, expected to be March 27, 2034	March 25, 2030	March 28, 2030
Stated maturity date:	expected to be March 30, 2034	June 25, 2030	June 28, 2030
Early redemption right:

we have the right to redeem your securities at our discretion, in whole but not in part, at a price equal to 100% of the principal amount plus any coupon then due, on each coupon payment date commencing with the coupon payment date expected to occur on September 30, 2024 and ending with the coupon payment date expected to occur on January 3, 2034. If we elect to exercise our redemption right, we will deliver a notice of redemption on or prior to the coupon observation date immediately preceding the applicable coupon payment date (as such coupon observation date may be postponed as provided herein). No payments will be made after the securities have been redeemed.

		September 25, 2030	September 30, 2030
		December 26, 2030	January 2, 2031
		March 25, 2031	March 28, 2031
		June 25, 2031	June 30, 2031
		September 25, 2031	September 30, 2031
		December 26, 2031	January 2, 2032
		March 25, 2032	March 31, 2032
		June 25, 2032	June 30, 2032
		September 27, 2032	September 30, 2032
		December 27, 2032	December 30, 2032
Payment at maturity:

if the final index value is greater than or equal to the downside threshold level, $1,000 plus the final coupon; or

if the final index value is less than the downside threshold level, $1,000 × the index performance factor

This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 25.00% and could be zero.

		March 25, 2033	March 30, 2033
		June 27, 2033	June 30, 2033
		September 26, 2033	September 29, 2033
		December 27, 2033	January 3, 2034
		March 27, 2034 (valuation date)	March 30, 2034 (stated maturity date)
Hypothetical Payment Amount At Maturity
Initial index value:	the index closing value on the pricing date	The Securities Have Not Been Redeemed
Final index value:	the index closing value on the valuation date	Hypothetical Final Index Value	Hypothetical Final Index Value
Downside threshold level:	75.00% of the initial index value	(as Percentage of Initial Index Value)	(as Percentage of Initial Index Value)
Contingent quarterly coupon (set on the pricing date):	• if the index closing value on the applicable coupon observation date is greater than or equal to the downside threshold level, at least $18.75 per security; or • if the index closing value on the applicable coupon observation date is less than the downside threshold level, $0.00	150.000%	100.000%*
		125.000%	100.000%*
		110.000%	100.000%*
		105.000%	100.000%*
		100.000%	100.000%*
		95.000%	100.000%*
Index performance factor:	the final index value / the initial index value	90.000%	100.000%*
CUSIP / ISIN:	40057YPM9 / US40057YPM92	85.000%	100.000%*
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)	75.000%	100.000%*
		74.999%	74.999%
		30.000%	30.000%
Coupon observation dates	Coupon payment dates	25.000%	25.000%
June 25, 2024	June 28, 2024	0.000%	0.000%
September 25, 2024	September 30, 2024	*Does not include the final coupon
December 26, 2024	January 2, 2025
March 25, 2025	March 28, 2025
June 25, 2025	June 30, 2025
September 25, 2025	September 30, 2025
December 26, 2025	January 2, 2026
March 25, 2026	March 30, 2026
June 25, 2026	June 30, 2026
September 25, 2026	September 30, 2026

About Your Securities

The amount that you will be paid on your securities is based on the performance of the S&P 500® Index.

We may redeem your securities at our discretion at 100% of their principal amount plus any coupon then due on any coupon payment date on or after September 30, 2024 up to the coupon payment date on January 3, 2034.

Unless previously redeemed, on each coupon observation date (i) if the index closing value is less than the downside threshold level, you will not receive a payment on the applicable coupon payment date and (ii) if the index closing value is greater than or equal to the downside threshold level, you will receive on the applicable coupon payment date a payment of at least $18.75 (set on the pricing date) for each $1,000 principal amount of your securities.

At maturity, if not previously redeemed, (i) if the final index value on the valuation date is greater than or equal to the downside threshold level you will receive the principal amount of your securities plus the coupon then due and (ii) if the final index is less than the downside threshold level, you will not receive a coupon payment and the payment at maturity will be based on the index performance factor (the quotient of the final index value divided by the initial index value). Investors will not participate in any appreciation of the underlying index.

The securities are for investors who seek to earn a coupon at an above current market rate in exchange for the risk of receiving few or no quarterly coupons and losing a significant portion of the principal amount of their securities.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated March 8, 2024
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 38 dated December 21, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 38, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 38, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Not Receive a Coupon on Any Coupon Payment Date
▪
We Are Able to Redeem Your Securities at Our Option
▪
The Coupon Does Not Reflect the Actual Performance of the Underlying Index from the Pricing Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date and Investors Will Not Participate in Any Appreciation of the Underlying Index
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
Your Securities May Not Have an Active Trading Market
▪
If the Value of the Underlying Index Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪
Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to the Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying Index

▪
The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 38:

Risks Relating to Securities Linked to Underliers

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the underlying index sponsor and the issuer, see “The Underliers – S&P 500® Index” on page S-116 of the accompanying underlier supplement no. 38.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.